Exhibit 19.1

FORTRESS BIOTECH, INC. AND SUBSIDIARIES

INSIDER TRADING POLICY

January 22, 2024

PERSONS COVERED

This Insider Trading Policy applies to Fortress Biotech, Inc. (“Fortress”) and each of its publicly traded and private subsidiaries in which Fortress has a 50% or greater ownership interest or otherwise has a minority economic interest but majority voting interest. Fortress and each such subsidiary are referenced herein individually as a “Company” and collectively the “Companies.”

The term “Insiders” includes: (a) all directors, officers, and employees of the Companies, together with their Family Members (as defined below); and (b) any person who receives Inside Information (as defined below) regarding the Companies, for so long as such Inside Information is material and not publicly known. The term “Family Members” includes (1) any family member who resides with an Insider, (2) any other person who lives in the Insider’s household, and (3) any other person who does not live in an Insider’s household but whose transactions in a Company’s securities are directed by, or subject to the influence or control of, such Insider, or who is otherwise financially dependent on the Insider. Directors, officers, and employees are responsible for informing their Family Members about this Insider Trading Policy.

A director, officer, or employee of a Company must pre-clear trading in, or transfer of, any securities of the Companies for himself or herself and any Family Member in accordance with the procedures in Exhibit A. The pre-clearance requirement applies to all accounts of such persons, including any legal entity that he or she controls (e.g., as general partner of a partnership account, trustee of a trust account, and executor or administrator of an estate account).

Certain consultants to a Company may receive Inside Information and may be subject to trading pre-clearance requirements on a case-by-case basis.

PURPOSE

The purpose of this Insider Trading Policy is to describe the Companies’ pre-trading clearance procedures and the circumstances under which trading in, and causing the trading of, the stock of a Company or another publicly-traded company with which a Company has business dealings (each, a “Third Party”) by an Insider will result in civil liability and criminal penalties, as well as disciplinary action by the Company.

During the course of your employment or service with a Company, you may receive material information about one or more of the Companies or a Third Party that is not publicly available, i.e., not disclosed to the public in a press release or filing with the United States Securities and Exchange Commission (“Inside Information”). The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been disseminated in a manner designed to reach investors generally, and the investors must be given the opportunity to absorb the information. Because of your access to this type of information, you may be in a position to profit financially by buying or selling or in some other way dealing in one or more of a Company’s or a Third Party’s stock while in possession of Inside Information, or to disclose (or “tip”) such information to a third party who does so (known as a “Tippee”).

This policy and applicable law prohibit any Insider from trading on or otherwise using Inside Information to gain a personal benefit or to disclose such information to someone else who might do so. There is no de minimis exception to this rule. Using Inside Information to gain a personal benefit and tipping are as illegal with respect to a few shares of stock as they are with respect to a large number of shares. You can be held liable both for your own transactions and for transactions by a Tippee, or even a third party who receives Inside Information from a Tippee. Furthermore, it is important that the appearance as well as the act of insider trading in stock be avoided.

From time to time, securities regulators have requested that the Companies disclose the names of Insiders of the Companies who may possess Inside Information. The purpose of these requests is to determine whether any insider trading has occurred among our Insiders or their “tippees.” The Companies have complied with all such requests in the past and will continue to do so in the future. It is our intention to cooperate with securities regulators in uncovering any insider trading.

GENERAL POLICY

No Trading or Causing Trading While in Possession of Inside Information

a)	No Insider may purchase or sell any Company security while in possession of Inside Information about the Company.
b)	No Insider who knows of any Inside Information about a Company may communicate that information to any other person, including family and friends.
c)	In addition, no Insider may purchase or sell any security of any other company while in possession of Inside Information about that company that was obtained in the course of his or her involvement with the Companies. Furthermore, no Insider who knows of any such Inside Information may communicate that information to any other person, including family and friends.
d)	For compliance purposes, you should never trade, tip, or recommend securities (or otherwise cause the purchase or sale of securities) while in possession of information that could be viewed as Inside Information, unless you first comply with the pre-trade clearance procedures in Exhibit A.
e)	All transactions in a Company’s stock, including purchases, sales, transfers, and the like, by an Insider, must be pre-cleared in accordance with the procedures in Exhibit A.

EXCEPTIONS

Please note that, generally, transactions directly with a Company, i.e., option exercises, the exercise of a tax withholding right pursuant to which a person elects to have a Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock or restricted stock unit or purchases under a Company’s employee stock purchase plan, will not have insider trading implications. However, the subsequent sale or other disposition of such stock is fully subject to these restrictions. In addition, purchases or sales pursuant to a written plan that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (a “10b5-1 Plan”), may be made without restriction provided that it complies with the provisions regarding 10b5-1 Plans set forth below. Finally, automatic sales of shares of the Company’s common stock through a Company-contracted service provider or broker to cover any taxes due as a result of the vesting of restricted stock or restricted stock units, where the amount of shares sold is based on the Insider’s taxable income, the market price of the common stock on the date that the restricted stock or restricted stock or restricted stock units vest (the “Vesting Date”) and the market price on the date of the sale, which date will be as soon as possible after the Vesting Date.

INSIDE INFORMATION

As a practical matter, it is sometimes difficult to determine whether you possess Inside Information. The key to determining whether nonpublic information you possess about a public company is Inside Information is whether dissemination of the information would be likely to affect the market price of the company’s stock or would be information that a reasonable investor would want to know before making an investment decision. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Both positive and negative information can be material. If you possess Inside Information about a Company, you must refrain from trading in that Company’s stock, advising anyone else to do so or communicating the information to anyone else until you know that the information has been disseminated to the public. These restrictions also apply with respect to Fortress stock if the Company is a Fortress subsidiary. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions, and other inherently speculative transactions.

Additionally, you may not discuss material, nonpublic information about a Company with anyone outside the Company. This prohibition covers spouses, family members, friends, business associates, or persons with whom we are doing business (except to the extent that such persons are covered by a non-disclosure agreement and the discussion is necessary to accomplish a business purpose of a Company). You may not participate in “chat room” or other electronic discussion groups on the Internet concerning activities of a Company or other companies with which the Companies do business, even if you do so anonymously. You may never recommend to another person that he or she buy or sell a Company stock.

Although this is by no means an exhaustive list, information about the following items may be considered to be Inside Information until it is publicly disseminated:

a)	regulatory developments, including developments with the United States Food and Drug Administration and Drug Enforcement Administration;

b)	clinical developments;
c)	financial results or forecasts;
d)	major new products or processes;
e)	establishment of, or developments in, strategic partnerships, joint ventures, or similar collaborations;
f)	communications with government agencies;
g)	strategic plans;
h)	potential mergers, acquisitions, tender offers, or the sale of assets of a Company or a subsidiary thereof;
i)	significant write-offs;
j)	potential acquisitions of additional product candidates or technology;
k)	notice of issuance of patents or the acquisition of other material intellectual property rights;
l)	significant changes or developments in the biopharmaceutical industry or technological innovations;
m)	new major contracts, orders, suppliers, customers, or finance sources, or the loss thereof;
n)	significant changes or developments in supplies;
o)	significant pricing changes;
p)	events regarding a Company’s securities (e.g., defaults on senior securities, call of securities for redemption, repurchase plans, stock splits, public or private equity/debt offerings, or changes in a Company’s dividend policies or amounts);
q)	significant changes in control or senior management;
r)	significant changes in compensation policies;
s)	bankruptcies or receiverships;
t)	actual or threatened major litigation, or a major development in or the resolution of such litigation; and
u)	change in auditors or a notification that a Company can no longer rely on an auditor’s report.

PROHIBITION OF SPECULATIVE TRADING

No Insider may engage in short sales, transactions in put or call options, hedging transactions, or other inherently speculative transactions with respect to a Company’s stock at any time.

Directors and officers of a Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. Directors and officers may not purchase and sell a Company’s securities within a six-month period whether or not they had knowledge of any Inside Information during those times. Neither the receipt of an option under a Company’s equity plans, nor the exercise of that option, will be deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of a Company’s stock.

PRE-CLEARANCE PROCEDURES

A director, officer, or employee of a Company must pre-clear trading in, or transfer of, any securities of the Companies for himself or herself and any Family Member in accordance with the procedures in Exhibit A. The pre-clearance requirement applies to all accounts of such persons, including any legal entity that he or she controls (e.g., as general partner of a partnership account, trustee of a trust account, and executor or administrator of an estate account).

BLACKOUT PERIODS

a) Quarterly Blackout Periods. Pre-clearance requests will not be approved during the period beginning at the close of the market on the third trading day prior to the date a Company’s financial results are publicly disclosed and ending at the close of market on the second trading day following the date such Company’s financial results are publicly disclosed. During these periods, Insiders generally possess or are presumed to possess Inside Information about the Company’s financial results.
b) Exception. These trading restrictions do not apply to transactions under a 10b5-1 Plan, provided that such 10b5-1 Plan:
i.	Is submitted to and approved by the Insider Trading Compliance Officer after you execute the certification attached to this Insider Trading Policy;
ii.	Is entered into in good faith by the Insider at a time when the Insider is not in possession of material non-public information about the Company (or Fortress if it is a subsidiary); and
iii.	Gives a third party discretionary authority to execute such purchases and sales, outside the control of the Insider, so long as such third party does not possess any material non-public information about the Company (or Fortress if it is a subsidiary); or explicitly specifies the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions.

After a 10b5-1 Plan is approved by the Insider Trading Compliance Officer, any revision to it must be reviewed and approved by the Insider Trading Compliance Officer (or in his or her absence, the Chief Executive Officer of the Company) at least one month in advance of any trade under the revised 10b5-1 Plan.

TRADING WINDOW

From time to time, one or more of the Companies may announce via email that Insiders are permitted to trade in one or more Company’s securities during a particular period of time (the “Trading Window”). The Company is not obligated to open a Trading Window and may do so infrequently or not at all. If a Trading Window is announced, the Company may in some instances close the Trading Window early if there is new Inside Information. Insiders are still required to submit pre-clearance requests during a Trading Window.

MARGIN ACCOUNTS AND COLLATERAL

Holding stock of a Company in margin accounts is strongly discouraged. These accounts authorize brokers to sell stock to cover amounts owed to them. A forced sale could occur at a time when the individual has knowledge of Inside Information about a Company. A similar result can occur when Company stock is pledged as collateral for a loan.

APPLICATION

a) Legal Penalties. Anyone who effects transactions in a Company’s or a Third Party’s stock (or provides information to enable others to do so) while in possession of Inside Information in violation of this policy can be subject to civil and criminal sanctions, including imprisonment, fines, and civil penalties, and be subject to discipline or adverse employment action.

In addition, a person who tips others may also be liable for transactions by the Tippees to whom he or she has disclosed material non-public information. Tippers can be subject to the same penalties and sanctions as Tippees, and the United States Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the tipper did not profit financially from the transaction.

The SEC can also seek substantial penalties from any person who, at the time of an insider trading violation, “directly or indirectly controlled the person who committed such violation,” which would apply to the Companies and/or management and supervisory personnel. These control persons may be held liable for up to the greater of $1 million or three times the amount of the profits gained or losses avoided. Even for violations that result in a small or no profit, the SEC can seek a minimum of $1 million from a company and/or management and supervisory personnel as control persons.

b) Company-imposed Penalties. Directors, officers, and employees who violate this Insider Trading Policy (or whose Family Members violate this Insider Trading Policy) may be subject to disciplinary action by a Company, including dismissal for cause. Any exceptions to the Insider Trading Policy, if permitted, may only be granted in writing by the Insider Trading Compliance Officer of the relevant Company (or, in his or her absence, the Chief Executive Officer of the Company) and must be provided before any activity contrary to the above requirements takes place. This Insider Trading Policy will continue to apply to your transactions in a Company’s or a Third Party’s stock even after your employment or service with the Company has terminated. If you are in possession of material nonpublic information when your employment or service terminates, you may not trade in the Company’s stock (or Fortress’s stock if the Company is a subsidiary) until the information has become public or is no longer material.

An Insider who has questions about these matters should speak with his or her own attorney or to the Company’s Insider Trading Compliance Officer.

Any Insider who knows of or suspects a violation of this Insider Trading Policy should report the violation immediately to the Company’s Insider Trading Compliance Officer, Chief Executive Officer, or Compensation Committee of the Board of Directors. Each Company will comply with all requests from the SEC, any securities exchange on which the Company’s securities are listed, and other agencies for information related to insider trading investigations.

Exhibit 19.1

EXHIBIT A

FORTRESS BIOTECH, INC. AND SUBSIDIARIES

PRE-CLEARANCE AND COMPLIANCE PROCEDURES

To ensure compliance with the Companies’ Insider Trading Policy and to help prevent in advance any inadvertent violations of the federal securities laws, and to avoid even the appearance of trading on inside information, we are implementing the following pre-clearance and compliance procedures. Terms not otherwise defined herein have the meanings ascribed to them in the Companies’ Insider Trading Policy.

1.Our Mandatory Pre-Clearance Procedure. Insiders and any other persons designated under our Insider Trading Policy or otherwise designated by a Company Board of Directors may not engage in any transaction involving any of the Companies’ securities (including market or private purchases or sales, option exercises, pledges, gifts, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from the Company’s Insider Trading Compliance Officer (or in his or her absence, the Chief Executive Officer of the Company). A request for pre-clearance must be submitted via email as set forth below to the Company’s Insider Trading Compliance Officer (or in his or her absence, the Chief Executive Officer of the Company) at least two days in advance of the proposed transaction. You must state in the email that you do not possess, material non-public information. The Company’s Insider Trading Compliance Officer (or in his or her absence, the Chief Executive Officer of the Company) will then determine whether the transaction may proceed and, if so, provide a response via email and assist in complying with the new reporting requirements.

Fortress Employees, Officers & Directors

●	Requests by Fortress employees, officers and directors to trade in the securities of Fortress or any of the Companies: Fortress’ chief legal officer and principal financial officer (as of the date first above written, Samuel Berry at *** and David Jin at ***)

Avenue Employees, Officers & Directors

●	Requests by employees, officers or directors of Avenue Therapeutics, Inc. (“Avenue”) to trade in the securities of Avenue: Fortress’ chief legal officer and principal financial officer (as of the date first above written, Samuel Berry at *** and David Jin at ***)
●	Requests by employees, officers or directors of Avenue to trade in the securities of Fortress or any other affiliate: Fortress’ chief legal officer and principal financial officer (as of the date first above written, Samuel Berry at *** and ***)

Checkpoint Employees, Officers & Directors

●	Requests by employees, officers or directors of Checkpoint Therapeutics, Inc. (“Checkpoint”) to trade in the securities of Checkpoint: Checkpoint’s principal financial officer (as of the date first above written Garrett Gray at ***)
●	Requests by employees, officers or directors of Checkpoint to trade in the securities of Fortress or any other affiliate: Fortress’ chief legal officer and principal financial officer (as of the date first above written, Samuel Berry at *** and David Jin at ***)

Journey Employees, Officers & Directors

●	Requests by employees, officers or directors of Journey Medical Corporation (“Journey”) to trade in the securities of Journey: Journey’s chief legal officer and principal financial officer (as of the date first above written, Ramsey Alloush at *** and Joseph Benesch at ***)
●	Requests by employees, officers or directors of Journey to trade in the securities of Fortress or any other affiliate: Fortress’ chief legal officer and principal financial officer (as of the date first above written, Samuel Berry at *** and David Jin at ***)

Mustang Employees, Officers & Directors

●	Requests by employees, officers or directors of Mustang Bio, Inc. (“Mustang”) to trade in the securities of Mustang: Mustang’s chief legal officer and principal financial officer (as of the date first above written, for purposes of this Insider Trading Policy, Samuel Berry at *** and David Jin at ***)
●	Requests by employees, officers or directors of Mustang to trade in the securities of Fortress or any other affiliate: Fortress’ chief legal officer and principal financial officer (as of the date first above written, Samuel Berry at *** and David Jin at ***)

Any Insider who wishes to implement a new trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Insider Trading Compliance Officer for each Company whose securities are included in the plan. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices, and amounts of the contemplated trades, or establishes a formula for determining the dates, prices, and amounts. Those transactions, however, must be reported immediately to the Insider Trading Compliance Officer.

2.Broker-Assisted Cashless Exercises of Options. The Sarbanes-Oxley Act makes it illegal for issuers to extend or maintain credit or arrange for the extension of credit in the form of a personal loan to any officer or director. In most broker-assisted cashless exercises, there is typically a delay of a few days from the time of exercise to the date the issuer receives the exercise price. Some attorneys have speculated that these arrangements could be deemed an impermissible extension of credit arranged by issuers for their insiders. Consequently, unless and until this issue gets resolved to our satisfaction, we require receipt of cash simultaneous with any issuance of shares pursuant to the exercise of an option by an insider. We believe that most brokers can do

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cashless exercises for you this way.

Any person who has a question about these procedures or their application to any proposed transaction may obtain additional guidance from the Insider Trading Compliance Officer.

Certifications and Attestations

All directors, officers, and employees subject to the procedures set forth in this Insider Trading Policy must certify their understanding of and intent to comply with it, as it may be amended and updated from time to time. Please return the enclosed certification immediately (unless you have previously submitted an executed certification).

You also may be required to periodically attest in writing to your compliance with this Insider Trading Policy and its pre-clearance procedures.

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FORTRESS BIOTECH, INC.

INSIDER TRADING POLICY

CERTIFICATION

To Fortress Biotech, Inc. and its Subsidiaries

I,, have received and read a copy of the Fortress Biotech, Inc. and Subsidiaries Insider Trading Policy. I hereby agree to comply with the specific requirements of the policy in all respects during my employment or other service relationship with Fortress Biotech, Inc. and/or its subsidiaries. I understand that this policy constitutes a material term of my employment or other service relationship with Fortress Biotech, Inc. and/or its subsidiaries and that my failure to comply in all respects with the policy is a basis for termination for cause.

(Signature)

(Name)

(Date)